INDEPENDENT AUDITORS' REPORT
To the Shareholders and Board of Trustees of
Morgan Stanley Dean Witter Municipal Income Opportunities Trust II:
In  planning  and  performing our  audit  of  the  financial statements of Morgan Stanley Dean Witter Municipal Income Opportunities Trust II (the "Fund") for the year ended February 28, 2001 (on which we
have issued our report  dated April   10,  2001),  we  considered  its
internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Fund's internal control.
The  management of the Fund is responsible for  establishing and
maintaining  internal  control.   In  fulfilling  this responsibility,
estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls
that are relevant  to  an audit   pertain  to  the  entity's  objective
of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.
Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.
Our consideration of the Fund's internal control would not necessarily disclose all matters in the internal control that
might   be   material  weaknesses   under   standards established  by
the American Institute of Certified  Public Accountants.   A material
weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Fund's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of February 28, 2001.
This report is intended solely for the information and use of management, the Shareholders and Board of Trustees of Morgan
Stanley Dean Witter Municipal Income Opportunities Trust II, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified
parties.
Deloitte & Touche
LLP


New
York,
New
York
April
10,
2001